Exhibit 99.1

For immediate release October 26, 2009	Dennis F. McKenna Preformed Line Products (440) 473-9214

PREFORMED LINE PRODUCTS ANNOUNCES AGREEMENT
TO ACQUIRE DULMISON BUSINESS FROM TYCO ELECTRONICS

Mayfield Village, Ohio, October 26, 2009 – Preformed Line Products Company (Nasdaq: PLPC) announced today that it has signed a definitive agreement to acquire the assets and equity interests of the Dulmison Business (Dulmison) from Tyco Electronics Ltd. (NYSE: TEL). The transaction is expected to close within ninety days.

Dulmison designs, manufactures and markets pole line hardware and vibration control products for the global electrical utility industry. Dulmison is based out of Australia with operations in Thailand, Indonesia, Malaysia, China, Mexico and the United States. The acquisition of Dulmison will strengthen Preformed’s position in the power distribution and transmission hardware market and will expand its presence in the Asia-Pacific region.

Preformed’s Chief Executive Officer and President, Rob Ruhlman stated, “The acquisition of Dulmison brings with it a talented group of industry professionals with a keen understanding of our core products, technologies and customers. This, coupled with the complementary fit of Dulmison’s global business operations, will strengthen our overall product range and allow us to better serve our customers worldwide.

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed’s world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Mexico, New Zealand, Poland, South Africa, Spain and Thailand.

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This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company’s products, increases in raw material prices, the Company’s ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the heading “Forward-Looking Statements” in the Company’s 2008 Annual Report on Form 10-K filed with the SEC on March 13, 2009. The Annual Report on Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.